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                                                                       Exhibit 5

                              MAYER, BROWN & PLATT
                                  1675 Broadway
                            New York, New York 10019


                            ___________________, 1999


  Peninsula Gaming Company, LLC
  3rd Street Ice Harbor
  P.O. Box 1750
  Dubuque, Iowa 52004-1683

       Re:  Registration Statement on Form S-4 Relating to
            Senior B 12 1/4 SEnior Secured Notes due 2006,


  Ladies and Gentlemen:

       We have acted as counsel to Peninsula Gaming Company, LLC, a Delaware limited liability company and Peninsula Gaming Corp., a Delaware corporation (collectively, the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Company's Series B 12 1/4 Senior Secured Notes due 2006. The New Notes will be offered in exchange for any and all of the Company's outstanding Series A 12 1/4 Senior Secured Notes due 2006 (the "Old Notes"). The Old Notes were issued, and the New Notes will be issued, under an indenture, dated as of July 15, 1999 (the "Indenture"), among the Company and Firstar Bank, N.A. (formerly known as Firstar Bank of Minnesota, N.A.), as trustee.

       In rendering the opinions set forth below, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions set forth below. We express no opinion as to, or the effect or applicability of, any laws other than the laws of the State of New York and the Federal laws of the United States of America. We assume no responsibility with respect to the application to the subject transactions, or the effect thereon, of the laws of any other jurisdiction.

        Based upon the foregoing, we are of the opinion that the New Notes have been duly authorized for issuance by the Company and,upon the due execution, authentication, issuance and delivery thereof in accordance with the terms of the Indenture, the New Notes will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       This opinion is being rendered only to you for your exclusive benefit and is intended to be relied upon by you in connection with the exchange offer pursuant to the Registration Statement. This opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person, firm or entity without our prior written consent. This opinion may


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  not be used for any other purpose, or relied on by any other person, firm or entity for any purpose, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.


                                Very truly yours,


                                Mayer, Brown & Platt